Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the beneficial ownership of Class A common stock, $0.01 par value per share of Hawk Corporation is being filed with the Securities and Exchange Commission on behalf of each of them. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: October 22, 2010	CARLISLE COMPANIES INCORPORATED

/s/ Steven J. Ford
Steven J. Ford, Vice President
and Chief Financial Officer

HC CORPORATION

/s/ Steven J. Ford
Steven J. Ford, Director